Exhibit 99.1

BY FACSIIMILE

April 7, 2005

Kevin O’Hara

Chief Administrative Officer,

   General Counsel, and Corporate Secretary

Archipelago Holdings, Inc.

100 S. Wacker Drive

Chicago, IL 60606

Dear Mr. O’Hara:

As you have requested, I confirm that PCX cannot retract, withdraw, or modify its April 1, 2005 notification to Archipelago Holdings, Inc, that Archipelago Holdings, Inc. was late in providing PCX certain notifications required under our listing rules.  The reason I cannot retract, withdraw, or modify that letter is because that letter accurately states the requirement of our listing rules and also accurately reflects the fact that Archipelago was not in compliance with those notification requirements as of the date of that letter.

Upon receipt of that letter, Archipelago immediately came into compliance with those requirements by providing PCX with the required notification, indicating, among other things, that had it been aware of this requirement it could and would have complied on a timely basis.  In this connection, I can also acknowledge that in December 2004 – prior to the December 31, 2004 due date for these notifications – a PCX staff member misinformed an Archipelago staff member about this requirement by indicating that the subject notifications could be made as part of Archipelago’s 10K for 2004, and, therefore, would not be due until March 31, 2005.

Sincerely,

/s/ Alden Adkins
Alden Adkins
Chief Regulatory Officer

115 SANSOME STREET, SAN FRANCISCO, CALIFORNIA 94104   415 393-4000